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                             AM COMMUNICATIONS, INC.



                        1991 INCENTIVE STOCK OPTION PLAN







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I.       PLAN SUMMARY

         The Incentive Stock Option Plan (hereinafter called the "Plan") provides that an aggregate of six million (6,000,000) shares of Common Stock may be optioned to officers, directors, and other employees. The Plan provides for establishing a Committee and authority for said Committee to select the employee(s) to whom stock will be granted. The Plan provides that the Committee may establish the purchase price of the stock at the time each option is granted. The Plan terminates ten (10) years from its effective date. All options to be granted are non- transferable. The Company is to receive no cash consideration for granting options under the Plan. However, when an option is exercised, the employee is required to pay the option price, in cash, with check, interest-bearing promissory note(s), share(s) of the Company's Common Stock or in any combination of the above, in the amount equal to the full option price of the number of shares of stock to be issued on exercise of any given option.

II.      PLAN TEXT

         A.   PURPOSE OF THE PLAN

         This Plan for AM COMMUNICATIONS, INC. or a subsidiary corporation of AM COMMUNICATIONS, INC., if applicable, (hereinafter called the "Company") is intended to advance the interests of the Company by providing officers, directors, executives, and supervisory personnel, as well as other employees of the Company (hereinafter called the "Employee") with additional incentive for the Employee to: (a) promote the success of the Company; (b) increase the Employee proprietary interest in the success of the Company; and (c) encourage the Employee to remain in the Company's employ. The term "Subsidiary Corporation" shall, for the purposes of the Plan be defined in the same manner as such term is defined in Section 425(f) of the Internal Revenue Code. These objectives will be accomplished through the granting of certain stock options. It is intended that Incentive Stock Options (hereinafter called "ISO's") issued under the Plan and designated by the Committee, under Section II.C.b. herein-after, qualify as Incentive Stock Options under Section 401(a) of the Internal Revenue Code of 1986.

         B.   ADMINISTRATION OF THE PLAN

         The Board of Directors (hereinafter called the "Board") shall appoint a Compensation Committee (hereinafter called the "Committee") which shall consist of two (2) or more duly elected members of the Board, who shall be non-participants in the Plan. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its discretion to: (a) determine the Employee to whom ISO's shall be granted; (b) determine the time or times at which ISO's shall be granted; (c) determine (subject to Section II.G. herein) the time or times when each ISO shall become exercisable and the duration of the exercise period; and (d) interpret, prescribe, amend, and rescind rules and regulations relating to the Plan. The Board may from time to time appoint or abrogate members of the Committee in substitution for or in addition to members previously appointed. The Committee shall hold its meetings at such times and places as it shall deem advisable. All action of the Committee shall be taken by unanimous vote of the members. Any action may be taken by a written instrument signed by all the members and action so taken shall be fully as effective as if it had been taken by a unanimous vote of the members at a meeting duly called and held. The Committee may appoint a secretary to keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.





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         C.   ELIGIBILITY AND LIMITATIONS ON OPTIONS GRANTED UNDER THE PLAN

              (a) ISO's will be granted only to Employees and eligible Directors of the Company.

              (b) At the time of the grant of each option under the Plan, the Committee shall determine the number of shares of stock, the purchase price, and vesting rights for such shares.

              (c) In any calendar year, the aggregate fair market value of the shares (as determined at the time the option is granted) for which the option is exercisable for the first time by any employee cannot exceed the sum of $100,000.

              (d) ISO's may not be granted to any employee who at the time such an option is granted owns more than ten (10) percent of the total combined voting power of all classes of stock of the Company unless; (i) the purchase price of such shares of Common Stock issuable upon exercise of each option is not less than 110 percent of the fair market value of such shares on the date such option is granted, and (ii) such option is not exercisable after the expiration of five (5) years from the date such option is granted.

         D.   SHARES OF STOCK SUBJECT TO THE PLAN

              There will be reserved for use upon the exercise of ISO's to be granted from time to time under the Plan (subject to the provisions of Section II.O.) an aggregate of two million (2,000,000) shares of the Common Stock of the Company, which shares may be in whole or in part, as the Board shall from time to time determine, authorized but unissued shares of the Common Stock or issued shares of the Common Stock which shall have been reacquired by the Company. Any shares subject to an ISO under the Plan, which ISO for any reason expires or is terminated unexercised as to such shares, may be subjected to an ISO under the Plan.

         E.   EFFECTIVE DATE OF PLAN

              The Plan is effective December 10, 1991, the date of its approval by the vote of the holders of a majority of the outstanding shares of the Company's Common Stock.

         F.   OPTION PRICE

              The purchase price under each ISO issued shall be at the price set for such shares by the Board at the time the ISO is granted which shall not be less than 100% of the fair market value for such shares on the date the option is granted.

         G.   PERIOD OF OPTION AND CERTAIN LIMITATIONS ON RIGHT TO EXERCISE

              (a) All ISO's issued under the Plan shall be for such period as the Committee shall determine, but for not more than ten (10) years from the date of grant thereof.

              (b) The period of the ISO, once it is granted, may be reduced only as provided for in Section II.J. in connection with the termination of employment or death of the Employee or in Section II.G.c. in the case of less than satisfactory performance.


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              (c) Each ISO granted under this Plan shall become exercisable only to the extent as is determined by the Committee at the time the ISO is granted. Notwithstanding the foregoing, the Committee may, in its sole discretion; (i) prescribe longer time periods and additional requirements with respect to the exercise of an ISO, and (ii) terminate in whole or in part such portion of any ISO as has not yet become exercisable at the time of termination if it determines that the Employee is not performing satisfactorily the duties to which he was assigned on the date the ISO was granted or duties of at least equal responsibility. No ISO may be exercised unless the Employee is, at the time of such exercise, in the employ of the Company and shall have been continuously so employed since the grant of his ISO. Absence or leave approved by the management of the Company shall not be considered an interruption of employment for any purpose under the Plan.

              (d) No ISO under the Plan may be exercised while there is outstanding in the hands of the Employee any ISO (whether granted under the Plan or other stock option plan established by the Company) which was granted before the granting of the ISO hereunder sought to be exercised. For purposes of this
Section II.G.d., any ISO shall be treated as outstanding until such ISO is exercised in full or expires by reason of lapse of time.

              (e) The exercise of any ISO shall also be contingent upon receipt by the Company of cash, interest-bearing promissory note or check to its order, shares of the Company's Common Stock, or any combination of the foregoing in an amount equal to the full ISO price of the shares being purchased. For purposes of this paragraph, shares of the Company's Common Stock that are delivered in payment of the ISO prices shall be valued at the option price of such shares. However, in order to facilitate the accumulation of funds to enable Employees to exercise their ISO's, they will have the right, if they so elect, to direct the Company to withhold from their compensation regular amounts to be applied toward the exercise of the ISO. Funds credited to the ISO accounts will be under the control of the Company until applied to the payment of the ISO price at the direction of the Employee or returned to the Employee in the event the amount is not used for purchase of shares under the ISO, and all funds received or held by the Company under the Plan may be used for any corporate purpose, and no interest shall be payable to an Employee of any amounts so held. Such amounts may be withdrawn by the Employee at any time, in whole or in part, for any reason.

              (f) No Employee or his legal representatives, legatees, or distributees, as the case may be, will be, or will be deemed to be, a holder of any share subject to an ISO unless and until certificates for such shares are issued to him or them under the terms of the Plan. No adjust-ment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

              (g) In no event may an ISO be exercised after the expiration of its term.

         H.   DILUTION OR OTHER AGREEMENT

              In the event that additional shares of Common Stock are issued pursuant to a stock split or a stock dividend, the number of shares of Common Stock then covered by each out- standing ISO granted hereunder shall be increased proportionately with no increase in the total purchase price of the shares then so covered, and the number of shares of Common Stock reserved for the purpose of the Plan shall be increased by the same proportion. In the event that the shares of Common Stock of the Company from time to time issued and outstanding are reduced by a combination of shares, the number of shares of Common Stock then covered by each outstanding ISO granted hereunder shall be reduced proportionately with no reduction in the total price of the shares then so covered, and the number of shares of Common Stock reserved for the purposes of the Plan shall be reduced by the same proportion. In the event that the



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Company should transfer assets to another corporation and distribute the stock of such other corporation without the surrender of Common Stock of the Company, and if such distribution is not taxable as a dividend and no gain or loss is recognized by reason of Section 355 of the Internal Revenue Code of 1986, or some similar section, then the total purchase price of the shares covered by each outstanding ISO shall be reduced by an amount which bears the same ratio to the total purchase price then in effect as the market value of the stock distributed in respect of a share of the Common Stock of the Company, immediately following the distribution, bears to the aggregate of the market value at such time of a share of the Common Stock of the Company and the stock distributed in respect thereof. All such adjustments shall be made by the Committee, whose determination upon the same shall be final and binding upon the Employee. No fractional shares shall be issued, and any fractional shares resulting from the computations pursuant to this Section II.H. shall be eliminated from the respective ISO. No adjustment shall be made for cash dividends or the issuance to stockholders of rights to subscribe for additional Common Stock or other securities.

         I.   ASSIGNABILITY

              Each ISO granted under the Plan shall be transferable only by will or the laws of descent and distribution and shall be exercisable, during his lifetime, only by the Employee to whom the ISO is granted. Except as permitted by the preceding sentence, no ISO granted under the Plan or any of the rights and privileges thereby conferred shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such option, right, or privilege shall be subject to execution, attachment, or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the ISO, or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such ISO, right or privilege, the ISO and such rights and privileges shall immediately become null and void.

         J.   EFFECT OF TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY

              (a) In the event of the termination of employment of an Employee after the date of issuance of an ISO to him either by reason of; (i) a discharge for cause or, (ii) voluntary separation on the part of the Employee and without consent of his employing company or companies, any ISO or ISO's theretofore granted to him under the Plan to the extent not theretofore exercised by him shall forthwith terminate.

              (b) In the event of the termination of employment of an Employee by the Company, for whatever reason (otherwise than by reason of cause, death, disability, or retirement of the Employee at his Retirement Date by the Company employing the Employee at such time), any ISO or ISO's granted to him under the Plan to the extent not theretofore exercised shall be deemed canceled and terminated forthwith, except that, subject to the provisions of Section II.J.a.ii., such Employee may exercise any options theretofore granted to him which have not then expired and which are otherwise exercisable within the provisions of Section II.G.c. hereof, within three (3) months after such termination. If the employment of an Employee shall be terminated by reason of the Employee's retirement at his Retirement Date by the Company employing the Employee at such time, the Employee shall have the right to exercise such ISO or ISO's held by him to the extent that such ISO's have not expired, at any time within three (3) months after such retirement. The provisions of Section II.G.c. to the contrary notwithstanding, upon retirement, all ISO's held by an Employee shall be immediately exercisable in full. The transfer of an Employee from the employ of the Company to a subsidiary corporation of the Company or vice versa, or from one subsidiary corporation of the Company to another, shall not be deemed to constitute a termination of employment for purposes of the Plan.


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              (c) In the event that an Employee shall die while employed by the
Company or shall die within three (3) months after retirement at his Retirement Date (by the Company) any ISO or ISO's granted to him under the Plan and not theretofore exercised by him or expired shall be exercisable by the estate of the Employee or by any person who acquired such ISO by bequest or inheritance from the Employee in full, notwithstanding Section II.G.c., at any time within one (1) year after the death of the Employee. References hereinabove to the Employee shall be deemed to include any person entitled to exercise the ISO after the death of the Employee under the terms of this Section.

              (d) In the event of the termination of employment of an Employee by reason of the Employee's disability, the Employee shall have the right, notwithstanding the provisions of Section II.G.c. hereof, to exercise all ISO's held by him, to the extent that ISO's have not previously expired or been exercised, at any time within one (1) year after such termination. The term "disability" shall, for the purposes of the Plan, be defined in the same manner as such term is defined in Section 105(d)(4) of the Internal Revenue Code of 1986.

              (e) For the purposes of the Plan, "Retirement Date" shall mean any date an Employee is otherwise entitled to retire under the Company's retirement plans and shall include normal retirement at age 65, early retirement at age 62, and retirement at age 60 after 30 years of service.

         K.   REGISTRATION

              Each ISO shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the registration of the shares covered thereby upon any securities exchange is necessary or desirable as a condition of, or in connection with, the granting of such ISO or the issue or purchase of shares thereunder, such ISO may not be exercised in whole or in part unless and until such registration has been effected.

         L.   AMENDMENT OF PLAN

              The Board may at any time and from time to time modify and amend the Plan (including such form of option agreement) in any respect; provided, however, that no such amendment shall: (a) increase (except in accordance with Section II.H.) the maximum number of shares for which ISO's may be granted under the Plan either in the aggregate or to any individual Employee; or (b) change the provisions relating to adjustments to be made upon changes in capitalization; or (c) change the method for the selection of the Committee as provided by Section II.B. hereof. The termination or any modification or amendment of the Plan shall not, without the consent of an Employee, affect his rights under the ISO theretofore granted to him.

         M.   NOTICES

              Any notice to be given to the Company shall be addressed to Patricia Eynon of the Stockholder Relations Department of the Company at its principal executive office at 1900 AM Drive, P. O. Box 9004, Quakertown, PA 18951-9004, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the personnel records of the Company or the Affiliate of the Company by which he is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.


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         N.   MERGERS, CONSOLIDATIONS, DISSOLUTIONS, AND LIQUIDATIONS

              Upon the dissolution or liquidation of the Company, or upon any merger or consolidation in which the Company is not the surviving corporation, all options granted hereunder shall terminate. However, the Company shall give each optionee up to 30 days, after notice of such an event, to exercise in full all or any portion of the unexercised portions of the outstanding options (regardless of whether the options are otherwise fully exercisable at that time). After 30 days of such notice all unexercised outstanding options shall be canceled by the Company.

         O.   EXPIRATION AND TERMINATION OF THE PLAN

              ISO's may be granted under the Plan at any time or from time to time as long as the total number of shares optioned or purchased under the Plan does not exceed two million (2,000,000) shares of Common Stock. The Plan may be abandoned or terminated at any time by the Board except with respect to any ISO then outstanding under the Plan. No ISO shall be granted pursuant to the Plan after ten (10) years from the effective date of the Plan.

         P.   FINANCIAL REPORTS

              The following financial reports are available to Optionees without charge, upon oral or written request:

              (a) The Company's latest annual report to its stockholders.

              (b) All other reports filed by the Company pursuant to Section 13
                  (a) or 15(d) of the Exchange Act since the end of the Company's last fiscal year.

              (c) The Company's annual report on Form 10-K for the last fiscal year.

              (d) All other information sent by the Company to its stockholders.






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                             FIRST AMENDMENT TO THE
                       1991 INCENTIVE STOCK OPTION PLAN OF
                             AM COMMUNICATIONS, INC.




         The 1991 Incentive Stock Option Plan (the "Plan") of AM Communications, Inc. is hereby amended, effective as of January 3, 1997, as follows:

         1. Paragraph II (G) (d) of the Plan, and any corresponding provision contained in any stock option agreement outstanding under the Plan, are hereby deleted in full.

         2. Except as expressly modified above, the Plan is ratified, confirmed and approved in all respects.








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